Filed Under Rule 433
Registration No. 333-135813

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GE Interest Plus®

CORPORATE NOTES | GE CAPITAL | BENEFITS | INTEREST RATES | INVEST NOW

Current Rates

Investment Amount	Rate (%)	Yield[1] (%)
Less than $15k	2.70	2.73
$15k - $49,999	2.85	2.89
$50k and more	3.00	3.04

Rates may be reset weekly.

INVEST NOW

New!

A version of GE Interest Plus is now available to businesses. Click here to find out more.

Go to GEreports.com for stories and viewpoints on the GE Company and GE Capital.

Triple-A-Rated

GE Interest Plus is a direct investment in GE Capital Corporation, which is rated AAA by Standard & Poor's Corporation and Aaa by Moody's Investors Service. Standard and Poor's awards a AAA rating to companies they define as "the best quality companies, reliable and stable." Moody's assigns their Aaa rating to companies they judge "to be of the highest quality with minimal credit risk."

GE Interest Plus Corporate Notes

Make your available cash go further.

Earn more on your available cash and access your investment when you need to. Plus, there are no sales or management fees to reduce your return.

LEARN MORE





Earn More

Maximizing the return on your savings and investments is more important than ever. That's why you should consider an investment in GE Interest Plus Corporate Notes (Notes). The Notes are a direct investment in General Electric Capital Corporation that are designed to pay higher rates than the average taxable money market mutual fund. Plus, three interest rates tiers are offered - so the more you invest, the more you can earn. Learn More.



Unlimited Access – Easy to Manage

Unlike certificates of deposit or bank money market accounts, you can redeem your investment when you need to without penalty.

- Link your GE Interest Plus investment to your bank checking account and easily add to your investment or redeem it electronically at no charge ($25 minimum and $50,000 daily limit on electronic redemptions).
- Write an unlimited number of checks in amounts of $250 or more.
- Wire money to your linked checking account ($2,500 minimum and a $15 fee for each wire).

Managing your money is easy through our website or over the phone. Service Representatives are available to assist you on business days from 8:30 a.m. to 7:00 p.m. Eastern Time.

Plus, there are no loads, sales fees or management fees – all of your money goes to work for you.

Apply now and enjoy a $25 incentive!

800-433-4480

Representatives are available Monday to Friday 8:30am. to 7:00 p.m. ET

Quick Links

- View Prospectus
- Application
- GE Employee Application
- Request a Kit by Mail
- SEC Filings

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GE Interest Plus is an investment in the senior, unsecured corporate debt of the General Electric Capital Corporation, whose outstanding senior debt is rated AAA by Standard and Poor's Corporation and Aaa by Moody's Investors Service. You should note that GE Interest Plus Notes are not a money market fund, which is generally a diversified fund consisting of investment in short term debt securities of many companies. Unlike bank accounts and certificates of deposit, GE Interest Plus is not an FDIC-insured deposit. GE Interest Plus is not guaranteed under the FDIC's Temporary Liquidity Guarantee Program. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information.

The issuer has filed a registration statement (including a prospectus) [Registration Statement No. 333-135813] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by clicking here. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by clicking here or calling toll free 1-800-433-4480.

[1]Yield reflects the annual rate of return on your investment. It assumes that interest is accrued daily and posted monthly, and that there are no additional investments or redemptions.

Copyright 2008, General Electric Capital Corporation